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                                                              Exhibit (d)(vi)(1)
                             THE HUNTINGTON FUNDS
                            SUB-ADVISORY AGREEMENT

                    Huntington Florida Tax-Free Money Fund


     THIS AGREEMENT is made between The Huntington National Bank, a national banking association (hereinafter referred to as "Adviser") and Countrywide Investments, Inc. a registered investment adviser located in Cincinnati, Ohio (hereinafter referred to as the "Sub-Adviser").

                                  WITNESSETH:

     That the parties hereto, intending to be legally bound hereby agree as follows:

     1. Sub-Adviser hereby agrees to furnish to Adviser in its capacity as investment adviser to the Huntington Florida Tax-Free Money Fund (the "Fund"), a portfolio of The Huntington Funds ("Trust"), such investment advice, statistical and other factual information, as may from time to time be reasonably requested by Adviser for the Fund which may be offered in one or more classes of shares.

     2. For its services under this Agreement, Sub-Adviser shall receive from Adviser a monthly fee, as set forth in Exhibit A hereto.

     3. This agreement shall be effective as of the date of the closing of the proposed acquisition of Countrywide Financial Services, Inc., the parent corporation of the Sub-Adviser, by Fort Washington Investment Advisors, Inc. This Agreement shall remain in effect for the Fund for two years from the date of its effectiveness and from year to year thereafter, subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Trust) cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire such continuation with respect to the Fund.

     4. Notwithstanding any provision in this Agreement, it may be terminated at any time without the payment of any penalty: (a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a) (42) of the Act) of the Fund upon sixty (60) days' written notice to the Adviser; or (b) by Sub-Adviser or Adviser upon 120 days' written notice to the other party to the Agreement.

     5. This Agreement shall automatically terminate: (a) in the event of its assignment (as defined in the Investment Company Act of 1940); or (b) in the event of termination of the Investment Advisory Agreement between the Trust and the Adviser as to the Fund (the "Investment Advisory Agreement") for any reason whatsoever.
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     6.   So long as both Adviser and Sub-Adviser shall be legally qualified to act as an investment adviser to the Fund, neither Adviser nor Sub-Adviser shall act as an investment adviser (as such term is defined in the Investment Company Act of 1940) to the Fund except as provided herein and in the Investment Advisory Agreement or in such other manner as may be expressly agreed between Adviser and Sub-Adviser.

     Provided, however, that if the Adviser or Sub-Adviser shall resign prior to the end of any term of this Agreement or for any reason be unable or unwilling to serve for a successive term which has been approved by the Trustees of the Trust pursuant to the provisions of Paragraph 3 of this Agreement or pursuant to the Investment Advisory Agreement, the remaining party, Sub-Adviser or Adviser as the case may be, shall not be prohibited from serving as an investment adviser to such Fund by reason of the provisions of this Paragraph 6.

     7. This Agreement may be amended from time to time by agreement of the parties hereto provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested persons, as defined in Section 2(a)(19) of the Investment Company Act of 1940, of any such party at a meeting called for that purpose, and by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the Investment Company Act of 1940) of the Fund.

     IN WITNESS WEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers, as of this 27th day of October, 1999.


ATTEST:                             The Huntington National Bank


_______________________________     By: _______________________________________
                                        Richard W. Stenberg, Sr. Vice President


                                    Countrywide Investments, Inc.


_______________________________     By: _______________________________________
                                        Robert H. Leshner
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                                   Exhibit A

                             THE HUNTINGTON FUNDS
                    Huntington Florida Tax-Free Money Fund

                            Sub-Advisory Agreement


     For all services rendered by Sub-Adviser hereunder, Adviser shall pay Sub-Adviser at the end of each month a Sub-Advisory Fee equal to the annual rate of 0.20% of the average daily net assets ("Net Assets") of the Fund during such month.

     This Exhibit duly incorporates by reference the Sub-Advisory Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on their behalf by their duly authorized officers, as of this 27th day of October, 1999.



ATTEST:                             The Huntington National Bank


______________________________      By: _______________________________________
                                        Richard W. Stenberg, Sr. Vice President



                                    Countrywide Investments, Inc.


______________________________      By: _______________________________________
                                        Robert H. Leshner